U.S. MID-CAP PORTFOLIO
                            ADMINISTRATION AGREEMENT


         ADMINISTRATION AGREEMENT, dated August 22, 1995, between U.S. Mid-Cap Portfolio, a New York trust (the "Trust"), and Brown Brothers Harriman Trust Company (Cayman) Limited, a company incorporated in and under the laws of the Cayman Islands (the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Trust is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust has been organized for the purpose of investing its funds in securities and has retained an investment adviser for this purpose and desires to avail itself of the facilities available to the Administrator with respect to the administration of the day to day affairs of the Trust, and the Administrator is willing to furnish such administrative services on the terms and conditions hereinafter set forth;

         NOW, THEREFORE, the parties agree as follows:

         Section 1. The Trust hereby appoints the Administrator to administer all aspects of the operations of the Trust (except those subject to the supervision of the investment adviser), subject to the overall supervision of the Trustees of the Trust for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such appointment and agrees during such period to render the services herein described and to assume the obligations set forth herein, for the compensation herein provided.

         Section 2. Subject to the supervision of the Trustees of the Trust, the Administrator shall administer all aspects of the operations of the Trust (except those subject to the supervision of the investment adviser) and, in connection therewith, shall (i) furnish the Trust with adequate office facilities, utilities, office equipment and related services; (ii) be responsible for the financial and accounting records required to be maintained (including those being maintained by the custodian) other than those being maintained by the investment adviser; (iii) furnish the Trust with ordinary clerical, bookkeeping and recordkeeping services at such office facilities; (iv) arrange, but not pay for, the preparation of all required tax returns and reports to its investors and the Securities and Exchange Commission and the periodic updating of its registration statement; and (v) oversee the performance of administrative and professional services to the Trust by others, including the custodian.

         In connection with the services rendered by the Administrator under this Agreement, the Administrator assumes and will pay all expenses incurred by the Administrator or by the Trust in connection with administering the ordinary course of business of the Trust, other than those assumed by the Trust herein.


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The Trust assumes and will pay the expenses described below:

         (a) the fees and expenses of the investment adviser or expenses otherwise incurred in connection with the management of the investment and reinvestment of its assets,

         (b) the fees and expenses of Trustees of the Trust who are not affiliated persons of the Administrator, or of any entity with whom the Administrator has subcontracted its performance under this Agreement (the "Subadministrator") or any investment adviser,

         (c) the fees and expenses of the custodian which relate to (i) the custodial function and the recordkeeping connected therewith, (ii) the maintenance of the required accounting records not being maintained by the Administrator or the Subadministrator, (iii) the valuation of interests, including the cost of any pricing service or services which may be retained pursuant to the authorization of the Trustees of the Trust, and (iv) the cashiering function in connection with the purchase and withdrawal of interests,

         (d) the fees and expenses of any transfer agent, which relate to the maintenance of each investor account,

         (e) the charges and expenses of legal counsel and independent accountants for the Trust,

         (f) brokers' commissions and any issue or transfer taxes chargeable to the Trust in connection with its securities transactions,

         (g) all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies,

         (h) the fees of any trade association of which the Trust may be a member,

         (i) the fees and expenses involved in registering and maintaining registration of the Trust with the Securities and Exchange Commission, including the preparation and printing of the Trust's registration statements for filing under federal securities laws for such purposes,

         (j) the cost of any liability insurance or fidelity bonds,

         (k) allocable communications expenses with respect to investor services and all expenses of investors' and Trustees' meetings and of preparing, printing and mailing reports to investors in the amount necessary for distribution to investors, and

         (l) litigation and indemnification expenses and other extraordinary expenses not incurred in the ordinary course of business of the Trust.

         Section 3. As full compensation for the services performed and the facilities furnished by the Administrator, the Administrator shall receive a fee from the Trust, computed daily and paid monthly, at an annual rate equal to 0.035% of the average daily net assets of the Trust.

         Section 4. The Administrator assumes no responsibility under this Agreement other than to render the services called for hereunder, and specifically assumes no responsibilities for investment advice or the investment or reinvestment of Trust assets.

         Section 5. The Administrator shall not be liable for any error of judgment or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from wilful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         Section 6. The Administrator may subcontract for the performance of its obligations hereunder with any one or more persons; PROVIDED, HOWEVER, that the Administrator shall not enter into any such subcontract unless the Trustees of the Trust shall have found the subcontracting party to be qualified to perform the obligations sought to be subcontracted; and PROVIDED, FURTHER, that unless the Trust otherwise expressly agrees in writing, the Administrator shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it would be for its own acts or omissions. If permitted by the subadministration agreement between the Administrator and the Subadministrator, the Subadministrator may authorize and permit any of its trustees, officers and employees who may be elected as officers of the Trust to serve in the capacities in which they are elected and the Subadministrator will pay the salaries of all personnel of the Trust who are affiliated with the Subadministrator.

         Section 7. This Agreement shall become effective on the date determined by mutual agreement of the parties. This Agreement shall continue in effect for two years from the date of its effectiveness and thereafter, but only so long as its continuance is specifically approved at least annually in the same manner as an investment advisory contract under the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, upon not less than 60 days' written notice to the Administrator, or by the Administrator at any time, without the payment of any penalty, upon not less than 90 days' written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

         Section 8. Nothing in this Agreement shall limit or restrict the right of any trustee, officer or employee of the Administrator who may also be an officer or employee of the Trust to engage in any other business or to devote his time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the right of the Administrator to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         Section 9. During the term of this Agreement, the Trust agrees to furnish the Administrator at its principal office all registration statements, reports to investors, or other material prepared for distribution to investors, which refer in any way to the Administrator, prior to use thereof and not to use such material if the Administrator reasonably objects in writing within five business days (or such other time as may be mutually agreed) after receipt thereof. In the event of termination of this Agreement, the Trust will continue to furnish


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to the Administrator copies of any of the above-mentioned materials which refer in any way to the Administrator. The Trust shall furnish or otherwise make available to the Administrator such other information relating to the business affairs of the Trust as the Administrator at any time, or from time to time, reasonably requests in order to discharge its obligations hereunder.

         Section 10. This Agreement may be amended only by mutual written consent.

         Section 11. The Trustees have authorized the execution of this Agreement in their capacity as Trustees and not individually and the Administrator agrees that neither investors nor the Trustees nor any officer, employee, representative or agent of the Trust shall be personally liable upon, nor shall resort be had to their private property for the satisfaction of, obligations given, executed or delivered on behalf of or by the Trust, that neither investors nor the Trustees, officers, employees, representatives or agents of the Trust shall be personally liable hereunder, and that the Administrator shall look solely to the property of the Trust for the satisfaction of any claim hereunder.

         Section 12. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Administrator at Butterfield House, Fort Street, P.O. Box 2330, Georgetown, Grand Cayman, BWI, Attention: Managing Director; or (2) to the Portfolio at U.S. Mid-Cap Portfolio, Butterfield House, Fort Street, P.O. Box 2330, George Town, Grand Cayman, BWI.

         Section 13. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first above written.


                                                     U.S. MID-CAP PORTFOLIO


                                                     By /S/PHILIP W. COOLIDGE
                                                        Philip W. Coolidge


                                                     BROWN BROTHERS HARRIMAN
                                                     TRUST COMPANY
                                                     (CAYMAN) LIMITED


                                                     By /S/ROBERT A. SANFORD
                                                         Robert A. Sanford
                                                     By/S/CHERI S. BAUMANN
                                                         Cheri S. Bauman





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